UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K/A
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2014

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APT MOTOVOX GROUP, INC.
(Exact name of registrant as specified in its charter)

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Delaware	333-165406	27-1668227
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of Incorporation)

8844 Hillcrest Road, Kansas City, Missouri 64138
(Address of Principal Executive Office) (Zip Code)

816-767-8783
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

On April 24, 2014, APT MotoVox Group, Inc., (the “Company”) reported that on April 21, 2014, the Superior Court of the State of California for the County of Los Angeles – Central District (the “Court”) entered an Order for Approval of Stipulation for Settlement of Claims (the “Order”) in the matter between IronRidge Global IV, Ltd. (“IronRidge”) and APT MotoVox Group, Inc.

On April 11, 2014, IronRidge and the Company signed documents that, subject to Court approval, modify the terms of the transaction.

The Company anticipates that the Court will accept the new terms and will issue a new order (the “Settlement”) on August 18, 2014, modifying the prior Order in the matter between IronRidge and the Company.

To date, the Company has issued 1,120,000,000 shares to IronRidge in partial satisfaction of the original $2,287,000 claim (the “Claim”).  The Settlement provides the Company with a solution to fully satisfy the Claim and bring an end to IronRidge dilution.

The material terms of the Settlement are:

1)
IronRidge will subordinate its security interest to the Company’s current financing partner that will allow APT MotoVox to produce and ship large current and future orders throughout the remainder of 2014.

2)
If on any trading day after the Settlement until the end of the Calculation Period the closing price of the Company’s Common Stock exceeds $0.01 per share (the “Trigger Date”), the calculation of the number of shares due to IronRidge resets from the low per share price that resulted in excessive dilution to a new, much higher share price that allows the Company to quickly and completely satisfy IronRidge’s claim.

3)
The total number of shares due to IronRidge will be determined by the adding the number of shares issued prior to the Trigger Date to an additional number of shares with an aggregate value equal to (a) the Claim Amount, plus a 7% agent fee, and reasonable attorney fees and expenses, (b) divided by 80% of the following: the closing price of the Common Stock on the Trigger Date, not to exceed the arithmetic average of the individual volume weighted average prices of any five trading days from the Trigger Date until the end of the Calculation Period, less $0.002 per share.

APT MotoVox Group, Inc. is pleased to provide this update and assurances to shareholders that the Company is taking every action possible to bring the IronRidge transaction to a swift conclusion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

APT MOTOVOX GROUP, INC.

Date: August 13, 2014	By:	/s/ TROY A. COVEY
Troy A. Covey President, Director and Principal Executive Officer